Exhibit 10.2
                                                              September 15, 1998





Mr. John N. Hatsopoulos
3 Woodcock Lane
Lincoln, MA 01773

Dear John:

      This letter confirms our arrangement regarding your retirement as chief financial officer of Thermo Electron Corporation (the "Company") and as an officer of any of its subsidiaries or affiliates, and also your subsequent appointment as a consultant to the Company.

      The following is our agreement related to your retirement from the
Company:

      1. Termination of Employment: Your employment with the Company will terminate as of December 31, 1998 (the "Employment Termination Date"). You will be paid your regular salary through the Employment Termination Date.

      2. 1998 Bonus: You will be entitled to receive a bonus for the 1998 calendar year in an amount to be determined on the same basis as other similarly situated Company executives, which bonus shall be payable at such time as such bonuses are normally paid.

      3. Accrued Vacation/Expenses: You will be paid for any accrued but unused vacation time you had earned through the Employment Termination Date. You will not continue to earn vacation or other paid time off after the Employment Termination Date. Reconciliation of your outstanding expense account as of the Employment Termination Date shall be made with the approval of the chairman of the audit committee of the Board of Directors of the Company. Any amount outstanding on your account as of such date shall be deducted from the amount payable for your accrued vacation time.

      4. Full Payment: You agree that all payments provided to you under paragraphs 1, 2 and 3 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company through the Employment Termination Date.

      5. Position: The Company shall nominate you for election to its Board of Directors at its 1999 Annual Meeting of Stockholders and its 2002 Annual Meeting of Stockholders. Assuming you are elected director by the Company's shareholders and subject to the Board of Directors fiduciary duties, the Company shall use its best efforts to cause you to remain Vice Chairman of the Board of Directors of the Company, a non-executive position with the Company, during the term of this Agreement. You will not be entitled to receive any cash compensation for your service as a director of the Company or any subsidiary thereof.

      6. Employee Benefit Programs: Your participation in all employee benefit programs of the Company shall cease as of the Employment Termination Date in accordance with the terms of those programs. The Company will use its best efforts to obtain for you during the term of this Agreement health and dental care insurance for you and your dependents with substantially the same coverage as currently in effect, at the Company's sole cost and expense. You will also have the option, at your sole expense, of converting your basic life insurance coverage to an individual plan through Prudential. If interested, please let us know within 15 days following the Employment Termination Date and conversion information will be furnished to you. A conversion option is not available for long term disability coverage.

      7. Money Match Plus Plan: Your active participation in the Money Match Plus Plan shall end on the Employment Termination Date. Information will be provided to you regarding various election options available to you regarding your account.

      8. Stock Options: So long as you remain a director of one or more Thermo Electron companies, you shall be entitled to retain your stock options in the Company and any of its subsidiaries, subject to the terms and conditions of such options.

      9. Taxes: All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

      10. Consulting Services: You agree to provide, and make yourself available to provide, consulting services to the Company on a half-time basis, at such time or times as is mutually agreeable by the parties. The term of this consulting arrangement shall commence on the day immediately following the Employment Termination Date and terminate on the fifth anniversary of the Employment Termination Date. The Company shall provide you with an office, which will be equipped with one fully-operational quotron machine for your use. The Company will also provide you with the support services of one full-time secretary. You agree to use your best efforts, business judgment and skill in rendering consulting services hereunder. This Agreement shall not prohibit you from serving on the board of directors of LOIS/USA Inc. and Premier, Inc. or from engaging in any other business activities during the consulting period provided that such other business activities (i) shall be subject to the prior approval of the Company, which approval shall not be unreasonably withheld, and provided such approval or disapproval shall be communicated to you in writing within 10 business days of such request for approval (it being understood that the failure by the Company to so communicate its disapproval in writing within such 10-day period shall be deemed an approval of such request), and (ii) do not prevent you from performing your obligations under this consulting arrangement. It is expressly agreed that you are acting as an independent contractor in performing your services hereunder and not as an employee or agent of the Company and as such will not be treated as an employee for any reason whatsoever, including but not limited to federal or state tax purposes. In the event of your death, disability or other incapacity resulting in your inability to perform your consulting duties hereunder, all compensation due and owing under this Section 10 shall continue to be payable to you or your estate. The Company may terminate your consulting arrangement for Cause and, in such event, the Company shall have no further obligation to you under this consulting arrangement. "Cause" shall mean your (a) conviction of a felony, or a misdemeanor involving material fraud or material dishonesty, (b) material fraud or material dishonesty in the course of consulting hereunder, (c) gross misconduct that is injurious to the Company or its subsidiaries and affiliates, or (d) gross neglect of your duties and responsibilities under the terms of this consulting arrangement.

      11. Consultant Compensation: In consideration for your agreement to provide consulting services, the Company shall pay you an amount equal to $500,000 per year for the term of this Agreement, payable monthly in arrears, provided you continue to comply with the terms of this Agreement. The Company shall reimburse you for all reasonable out-of-pocket costs and expenses incurred by you in connection with your provision of consulting services to the Company hereunder, subject to the prior approval of the Company.

      12. Company Property: You will return to the Company any and all documents, materials and information related to the Company, or its subsidiaries, affiliates or businesses, and all other property of the Company, including, without limitation, files and personal computers in your possession or control, on or before the Employment Termination Date. You may, however, retain your Company credit cards. Further, the Company agrees to transfer to you title to your Company leased vehicle for $100 and the difference between the current market value of such vehicle and such purchase price will be deemed to be additional wages and as such will be reported as wages on your W-2 statement.

      13. Restriction on Purchase or Sale of Common Stock: You understand that you will continue to be a "Reporting Person" for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and you will remain subject to insider trading regulations under the federal securities laws, for as long as you remain a director of the Company and/or any of its subsidiaries and for a period of six months following the termination of all such positions and that you are requested to preclear transactions in the Company and its subsidiaries' securities with the Company's Stock Transaction Coordinator, Ms. Pauline I. Northern. You are also urged to contact the Corporate Secretary of the Company, Ms. Sandra L. Lambert, should you have any questions regarding compliance with the insider trading regulations under the federal securities laws.

      14. Resignation: In connection with your retirement, you hereby resign effective as of the day immediately following the Employment Termination Date all of your positions as an officer of the Company and all of its subsidiaries and affiliates.

      15. Company Information and Invention Agreement: You agree to execute and comply with the terms of the Thermo Electron Company Information and Invention Agreement, a copy of which is attached hereto. Such agreement supersedes any prior agreement covering the same subject matter which you may have signed with the Company.

      16. Non-Disparagement: You agree that you will continue to support and promote the interests of the Company and its subsidiaries and affiliates and that you will not disparage the Company or its subsidiaries or affiliates, or any of the people or organizations connected with them, or do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm the interests or reputation of the Company and its subsidiaries and affiliates and any of the organizations or people connected with them. The Company agrees that it will cause the officers of the Company and its subsidiaries not to disparage you or otherwise do or say anything that harms your reputation and that the Company shall be solely responsible for any breach of the provisions contained in this Section 16 by any such officers. Should any party violate the requirements of this provision, any non-breaching party shall be relieved of the requirements of this provision to the extent necessary to respond to statements made by the breaching party. Nothing in this provision shall prevent the parties from (i) complying with compulsory legal process or otherwise making disclosures in connection with litigation or administrative proceedings, (ii) making such disclosures as are necessary to obtain legal advice, (iii) making disclosures as are required by federal, state or local regulatory authorities, and (iv) making disclosures which by law are required or cannot be prohibited.

      17. Cooperation: You agree to reasonably cooperate with the Company with respect to all matters arising during or related to your past employment and your consulting services provided hereunder, including but not limited to cooperation in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.

      18. Waiver of Trial by Jury: Each of the parties hereby expressly, knowingly and voluntarily waives all benefit and advantage of any right to a trial by jury, and each agrees that he or it will not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, a trial by jury in any action arising in connection with this Agreement.

      19. Entire Agreement: This letter contains the entire Agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your retirement, your employment and its termination and all related matters, including without limitation your Severance Benefit Agreement with the Company dated February 28, 1983. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to choice of law provisions.

      20. Severability: If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and replaced with a provision which is enforceable and comes closest to the intent of the parties underlying the unenforceable provision.

      21. Relief: In the event of breach of the provisions of this Agreement by any party, in addition to any other rights that the other party may have under law or in equity, each party shall have the right to specific performance and injunctive relief, it being acknowledged and agreed that money damages will not provide an adequate remedy. In the event litigation is brought with respect to this Agreement, the prevailing party shall be entitled to recover from the losing party his or its reasonable attorney's fees and expenses.

      22. Successors and Assigns: No party hereto may assign any of its rights under this Agreement without the prior written consent of the other party. This Agreement is binding on each of the parties' permitted assigns, successors in interest, heirs, administrators and executors.

      23. Term: This Agreement shall terminate on the fifth anniversary of the Employment Termination Date. Notwithstanding the foregoing, the Thermo Electron Company Information and Invention Agreement, a copy of which is attached hereto, shall have no termination date.

      24. Voluntary Agreement: In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this Agreement and to consult with anyone of your choosing before signing it. If the terms of this Agreement are acceptable to you, please sign and return it to the undersigned. At the time you sign and return this Agreement, it will take effect as a legally-binding agreement between you and the Company on the basis set forth above.



                               THERMO ELECTRON CORPORATION


                               Anne Pol
                               -------------------------------
                               By: Anne Pol
                               Title:  Senior Vice President


                               George N. Hatsopoulos
                               -------------------------------
                               By:  George N. Hatsopoulos
                               Title:  Chief Executive Officer


Accepted and Agreed to:


John N. Hatsopoulos
----------------------
John N. Hatsopoulos

                          Thermo Electron

            COMPANY INFORMATION AND INVENTION AGREEMENT

      In consideration and as a condition of my engagement as a consultant to Thermo Electron Corporation (the "Company") and the compensation paid therefor:

   1. I agree not to disclose to others or use for my own benefit during the term of my consulting arrangement with the Company or thereafter any trade secrets or private or confidential information pertaining to any of the actual or anticipated business of the Company, its subsidiaries or affiliates, or any of their respective customers, consultants, or licensees, either previously acquired by me during the period of my employment with the Company or acquired by me during the period of my consulting arrangement with the Company, except to such an extent as may be necessary in the ordinary course of performing my particular duties as a consultant to the Company.

   2. I agree not to disclose to the Company, its subsidiaries and affiliates, or to induce the Company, its subsidiaries and affiliates, to use, any confidential information or material belonging to persons other than the Company, its subsidiaries or affiliates.

   3. I understand that the making of inventions, improvements and discoveries had been one of the incidents of my employment with the Company and may be one of the incidents of my consulting arrangement, and I agree to assign to the Company or its nominee my entire right, title and interest in any invention, idea, device or process, whether patentable or not, (i) made or conceived by me solely or jointly with others during the period of my employment by the Company in an executive, managerial, planning, technical, research, engineering, or other capacity and which relates in any manner to the business of the Company, or relates to its actual or planned research or development, or is suggested or results from any task assigned to me or work performed by me for or on behalf of the Company, or
      (ii) made or conceived by me solely or jointly with others during the period of my consulting arrangement with the Company which relates in any manner to the business of the Company or any of its subsidiaries or affiliates.

   4. I agree, in connection with any invention, idea, device or process covered by paragraph 3:

      a. To disclose it promptly in writing to the proper officers or attorney of the Company.

      b. To execute promptly, on request, patent applications and assignments thereof to the Company or its nominee and to assist the Company in any reasonable manner to enable it to secure a patent therefor in the United States and any foreign countries, all without further compensation except as provided herein.

   5. I further agree that all papers and records of every kind, relating to any invention or improvement included within the terms of this Agreement which shall at any time come into my possession shall be the sole and exclusive property of the Company and shall be surrendered to the Company upon any termination of my consulting arrangement by me or the Company or upon request at any other time either during or after the termination of such consulting arrangement.

   6. I further agree that the obligations and undertakings stated above in paragraph 4b shall continue beyond the termination of my consulting arrangement with the Company, but if I am called upon to render such assistance after the termination of my consulting arrangement, then I shall be entitled to a fair and reasonable per diem in addition to reimbursement of any expenses incurred at the request of the Company.

  7. I agree to identify in an attachment to this Agreement all inventions or ideas related to the business or actual or planned research or development of the Company or any of its subsidiaries or affiliates, including the Company, in which I have right, title or interest, and which had been conceived either wholly or in part by me prior to my employment by the Company but neither published nor filed in the U.S. Patent and Trademark Office.

  8. I understand that this Agreement supersedes any agreement previously executed by me relating to the disclosure, assignment and patenting of inventions, improvements and discoveries made during the term of my consulting arrangement with the Company. This Agreement shall inure to the benefit of the successors and assigns of the Company, and shall be binding upon my heirs, assigns, administrators and representatives.

  9. I understand that this Agreement does not apply to an invention which qualifies fully under the provisions of any statute or regulation which renders unenforceable the required assignment or transfer of certain inventions made by an employee.

                                    John N. Hatsopoulos
                                    Consultant

Jonathan C. Wilk
Witness                             Date

                                    THERMO ELECTRON CORPORATION

                                    By: George N. Hatsopoulos

Seth H. Hoogasian
Witness                             Date